EXHIBIT 10.24
February 8, 2011
Personal and Confidential
Ms. Laurie F. Gilner
1548 Highland Valley Circle
Chesterfield, MO 63005
Dear Laurie:
     The purpose of this letter agreement is to amend Section 3 of your offer letter, dated July 26, 2010, as amended (the “Offer Letter”). As we discussed, we have agreed that effective immediately Section 3 of the Offer Letter shall be amended in its entirety to read as follows:
3. Benefits Coverage; Relocation —You will be entitled to participate in those CRG benefit programs available to its officer level personnel in accordance with the applicable terms of these programs.
You agree that, as a part of our extension and your acceptance of an offer of employment to you hereunder, you will relocate your primary residence from 1548 Highland Valley Circle, Chesterfield, Missouri (the “Current Primary Residence”) to the Nashville, Tennessee area by no later than June 30, 2011. Subject to your commencement of employment with CRG, you will be eligible to be reimbursed for expenses incurred on or after the date hereof associated with the relocation of your primary residence to the Nashville, Tennessee area in accordance with the applicable terms of the CSS relocation policy, up to a maximum aggregate amount of $120,000 (which amount shall include all amounts, if any, determined by CSS, at its sole discretion, intended to be a “gross up” for certain federal, state and local taxes to which you may be subject as a result of receiving relocation expense benefits under the CSS relocation policy). Further, in addition to the foregoing relocation expense reimbursement and in the event that you do not complete the sale of your Current Primary Residence prior to May 1, 2011, after May 1, 2011 and until the earlier of (a) May 1, 2012 or (b) the date upon which you complete the sale of your Current Primary Residence, you will be eligible to be reimbursed for routine, ordinary course expenses approved in advance by us, up to a maximum aggregate monthly amount of $4,500, associated with your ownership of the Current Primary Residence, including without limitation approved mortgage, utility and routine maintenance expenses. We will reimburse you for the foregoing approved Current Primary Residence expenses promptly after you submit to us appropriate documentation relating to such expenses.
     In all other respects, the Offer Letter shall remain in full force and effect according to its terms and conditions.
402 BNA Dr. Building 100, Suite 600, Nashville, TN 37217 / 615-724-2800

Ms. Laurie F. Gilner
February 8, 2011

     Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning the executed counterpart to me.

Sincerely yours,
/s/ Christopher J. Munyan
Christopher J. Munyan
Chairman and Chief Executive Officer C.R. Gibson, LLC

The aforementioned is confirmed as of this __ day of February, 2011:

/s/ Laurie F. Gilner
Laurie F. Gilner
cc: William G. Kiesling